Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MDU RESOURCES GROUP, INC.

MDU RESOURCES GROUP, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.     The present name of the corporation is MDU RESOURCES GROUP, INC. (the “Corporation”).

2.      The Corporation was incorporated under the name “MDUR Newco, Inc.” by the filing of its original Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware on September 21, 2018, which was amended by the filing of its Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware effective as of January 1, 2019 (as amended, the “Original Certificate of Incorporation”).

3.    The Corporation is filing this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which restates, integrates and further amends the provisions of the Original Certificate of Incorporation, and which was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4.     The text of the Original Certificate of Incorporation is hereby amended and restated in its entirety by this Certificate of Incorporation, effective as of 12:40 p.m. Eastern Standard Time on May 7, 2019, as to read in full as follows:

ARTICLE I

NAME

The name of this Corporation is MDU RESOURCES GROUP, INC. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

(1)    Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is Five Hundred Two Million (502,000,000) divided into two classes, namely, Preferred Stock and Common Stock.  The total number of shares of such Preferred Stock authorized is Two Million (2,000,000) shares of the par value of One Hundred Dollars ($100) per share (hereinafter called the “Preferred Stock”).  The total number of shares of such Common Stock authorized is Five Hundred Million (500,000,000) of the par value of One and no/100 Dollars ($1.00) per share (hereinafter called the “Common Stock”).

(2)    Preferred Stock. The Preferred Stock may be issued from time to time by resolution or resolutions adopted by the Board of Directors either in whole or in part as one or more other series, each series to be appropriately designated by distinguishing number, letter or title prior to the issue of any shares thereof. The description and terms of the Preferred Stock of any series shall be fixed and determined by the Board of Directors at the time of the authorization of the issue of the original shares of each such series, including such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series of Preferred Stock, but not below the number of shares of such series of Preferred Stock then outstanding. In case the number of shares of any series of Preferred Stock shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation’s outstanding capital stock entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

(3)    Common Stock. The preferences, limitations, voting powers and relative rights of the Common Stock (subject to the preferences and rights of the Preferred Stock as determined by the Board of Directors pursuant to Paragraph (2) of this Article IV) are as follows:

(a) Voting Rights. Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote of the stockholders of this Corporation (including, without limitation, any matter voted on at a stockholders’ meeting).

(b) Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Common Stock shall be entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the shares of Common Stock are entitled to the net assets of this corporation upon dissolution in accordance with the General Corporation Law of the State of Delaware.

(4)    No Pre-emptive Rights. No holder of stock of this Corporation of any class shall have any pre-emptive or preferential rights of subscription to any shares of any class of stock of this Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors in its discretion may from time to time determine, and at such price as the Board of Directors may from time to time fix and determine pursuant to the authority conferred by this Certificate of Incorporation.

 ARTICLE V

MATTERS RELATING TO DIRECTORS

(1)    Director Powers. The business and affairs of the Corporation shall be managed by the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by statute or by this Certificate of Incorporation or the Corporation’s Bylaws, the Board of Directors is hereby empowered to exercise all such powers and do all such things as may be exercised or done by the Corporation unless specifically prohibited by statute or by the Certificate of Incorporation.

(2)    Board Size. The total number of authorized directors constituting the Board of Directors shall be not less than six nor more than fifteen persons, with the exact number of directors fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

(3)    Vote by Ballot. The directors need not be elected by ballot unless required by the Bylaws of the Corporation.

(4)    Term. At each annual meeting of stockholders, the directors shall be elected for terms expiring at the next annual meeting of stockholders.  Each director shall hold office for the term for which he or she is elected or appointed and until his or her successor shall be elected and qualified or until his or her earlier resignation, removal from office or death. In the event of any increase or decrease in the authorized number of directors, each director then serving as such shall nevertheless continue as director until the expiration of his or her current term, or until his or her earlier resignation, removal from office or death.

(5)    Vacancies and Newly Created Directorships. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, or a sole remaining director, although less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders.  If one or more directors shall resign from the Board of Directors effective as of a future date, such vacancy or vacancies shall be filled pursuant to the provisions hereof, and such new directorship(s) shall become effective when such resignation or resignations shall become effective, and each director so chosen shall hold office for a term expiring at the next annual meeting of stockholders.

 ARTICLE VI

STOCKHOLDER ACTIONS

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.  Special meetings of stockholders of the Corporation may be called only by the Chairman or President and shall be called by the Chairman, President or the Secretary upon the written request of a majority of the Board of Directors.  Stockholders of the Corporation shall not be entitled to request a special meeting of stockholders.

ARTICLE VII

DIRECTOR LIABILITY

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

ARTICLE VIII

CREDITOR COMPROMISES

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said Court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

Except as otherwise expressly provided by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights conferred on stockholders, directors, officers and other persons in this Certificate of Incorporation are subject to this reserved power. Except as otherwise expressly provided by this Certificate of Incorporation, the Board of Directors shall have the power to adopt, amend or repeal the Corporation’s Bylaws. Any adoption, amendment or repeal of the Corporation’s Bylaws by the Board of Directors shall require the approval of a majority of the Board of Directors. The stockholders of the Corporation shall have the power to adopt, amend or repeal the Corporation’s Bylaws.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by David L. Goodin, its President and Chief Executive Officer, on May 7, 2019.

MDU RESOURCES GROUP, INC.

By:	/s/ David L. Goodin
David L. Goodin
President and Chief Executive Officer

[Signature Page to Certificate of Incorporation]